Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130147 on Form S-8 of our report dated March 1, 2007 (July 23, 2007 as to Note 24), relating to the consolidated financial statements of International Coal Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment, as of January 1, 2006 and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans, as of December 31, 2006), and our reports dated March 1, 2007 on the consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of International Coal Group, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 23, 2007